Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES STRATEGIC INITIATIVES DESIGNED TO

FURTHER ITS TRANSITION TO A U.S. COMMERCIAL BANK

  Exploring Strategic Alternatives for $10 Billion Commercial Air Business
  Exploring Sale of CIT Canada and CIT China Businesses

NEW YORK — October 21, 2015 — CIT Group Inc. (NYSE: CIT), a leading provider of commercial lending and leasing services, today announced a series of strategic initiatives that are designed to advance the Company’s transition to a U.S. Commercial Bank. The Company announced that it would explore strategic alternatives for its $10 billion Commercial Air business, and sell its CIT Canada and CIT China businesses.

“Over the past five years we have made significant progress in transforming CIT,” said John A. Thain, Chairman and Chief Executive Officer. “Following the completion of our OneWest Bank acquisition, we have decided to explore the strategic alternatives for our Commercial Air business and to sell our non-transportation-related businesses in Canada and China. These strategic initiatives will position CIT for long-term success by further simplifying our bank-centric business model as we focus on meeting the financing needs of our U.S. small business and middle market customers. We believe these decisions will increase shareholder value.”

CIT maintains one of the leading commercial air franchises in the world with one of the youngest and most technologically advanced fleets. It owns, finances and manages a fleet of more than 350 commercial aircraft serving approximately 100 customers in 50 countries. It provides leasing and financing packages, including operating leases and structuring and advisory services, for commercial airlines worldwide.

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These announcements will further advance CIT’s efforts to simplify and realign its business model and will complete its exit from its international businesses.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $65 billion in assets. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. It provides financing, leasing and advisory services principally to middle market companies across more than 30 industries primarily in North America, and equipment financing and leasing solutions to the transportation sector. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Senior Vice President of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

Vice President, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

(973) 740-5058

Barbara.Callahan@cit.com